Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frank P. Russomanno, John L. Sullivan and Paul R. Zeller, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the 2007 Annual Report on Form 10-K of Imation Corp., and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ SCOTT J. ROBINSON	Corporate Controller and	February 6, 2008
Scott J. Robinson	Chief Accounting Officer
(Principal Accounting Officer)

/s/ MICHAEL S. FIELDS	Director	February 6, 2008
Michael S. Fields

/s/ CHARLES A. HAGGERTY	Director	February 6, 2008
Charles A. Haggerty

/s/ LINDA W. HART	Director	February 6, 2008
Linda W. Hart

/s/ RONALD T. LEMAY	Director	February 6, 2008
Ronald T. LeMay

/s/ RAYMOND LEUNG	Director	February 6, 2008
Raymond Leung

/s/ MARK E. LUCAS	Director	February 6, 2008
Mark E. Lucas

/s/ L. WHITE MATTHEWS, III	Director	February 6, 2008
L. White Matthews, III

/s/ CHARLES REICH	Director	February 6, 2008
Charles Reich

/s/ GLEN A. TAYLOR	Director	February 6, 2008
Glen A. Taylor

/s/ DARYL J. WHITE	Director	February 6, 2008
Daryl J. White